EXHIBIT 16.1
[PricewaterhouseCoopers LLP Letterhead]
December 13, 2005
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Alliance Semiconductor Corporation (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Alliance Semiconductor Corporation report dated December 6, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the three material weaknesses disclosed in such Form 8-K or regarding any remedial actions taken with respect to such material weaknesses.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP